EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Synergetics USA, Inc. of our report dated October 12, 2010 related to the consolidated financial statements of Synergetics USA, Inc. as of July 31, 2010 and 2009 and for each of the three years in the period ended July 31, 2010, which appear in the Annual Report on Form 10-K for the year ended July 31, 2010.

        We also consent to the reference to our firm as it appears under the caption "Experts" of said registration statement.

/s/ UHY LLP

St. Louis, Missouri
August 5, 2011